Exhibit 10.31
EXECUTION VERSION

AMENDMENT TO FIRST LIEN CREDIT AGREEMENT, dated as of December 23, 2021(this “Amendment”), is made and entered into by and among Sotera Health Company, a Delaware corporation (“Holdings”), Sotera Health Holdings, LLC, a Delaware limited liability company (the “Borrower”), and JPMorgan Chase Bank, N.A. (“JPMorgan”), as First Lien Administrative Agent (solely in such capacity, the “Administrative Agent”) and as First Lien Collateral Agent (solely in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to the First Lien Credit Agreement dated as of December 13, 2019 (as amended by that certain Incremental Facility Amendment to First Lien Credit Agreement, dated as of December 17, 2020, as further amended by that certain Refinancing Amendment to First Lien Credit Agreement, dated as of January 20, 2021, as further amended by that certain Resignation, Consent and Appointment Agreement, dated as of January 20, 2021, as further amended by that certain Revolving Facilities Amendment to First Lien Credit Agreement dated as of March 26, 2021, and as otherwise amended, supplemented or otherwise modified and as in effect immediately prior to the Amendment Effective Date (as defined below), the “Credit Agreement”), by and among Holdings, the Borrower, the lenders from time to time party thereto and the Administrative Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, certain Loans, Commitments and/or other extensions of credit under the Credit Agreement denominated in Sterling (the “Affected Currency”) incur or are permitted to incur interest, fees or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement;

WHEREAS, the Administrative Agent has elected to trigger an Early Opt-In Election with respect to the Affected Currency and pursuant to Section 2.14(b) of the Credit Agreement, the Administrative Agent has determined in accordance with the Credit Agreement that LIBOR for the Affected Currency should be replaced with the applicable Benchmark Replacement for all purposes under the Credit Agreement and any First Lien Loan Document and such changes shall become effective at and after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders (such time, the “Objection Deadline”), so long as the Administrative Agent has not received, by such time, written notice of objection to such applicable Benchmark Replacement from Lenders comprising the Required Lenders (the “Affected Currency Amendments”);

WHEREAS, Section 9.02(b) of the Credit Agreement provides that any provision of the Credit Agreement or any other First Lien Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, incorrect cross-reference, inconsistency, obvious error or technical or immaterial errors (as reasonably determined by the Administrative Agent and the Borrower); and

WHEREAS, Holdings, the Borrower and the Administrative Agent have jointly identified certain defects in the Credit Agreement, and therefore desire to amend the Credit Agreement in order to cure such defects on the terms set forth herein (the “Technical Amendments”).

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendment. The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double- underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.

2.Conditions Precedent to Affected Currency Amendments. The effectiveness of the Affected Currency Amendments is subject to the satisfaction of each of the following conditions (the date of the satisfaction of all such conditions, the “Amendment Effective Date”):

(a)The Administrative Agent (or its counsel) shall have received from each Loan Party, either (x) a counterpart of this Amendment signed on behalf of such party or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement subject to Section 11 below) that such party has signed a counterpart of this Amendment.

(b)The Administrative Agent has not received, by the Objection Deadline, written notice of objection to such Benchmark Replacement or the amendments to the Credit Agreement as provided herein from Lenders comprising the Required Lenders.

(c)Each of the representations set forth in Section 4 of this Amendment being be true and correct.

(d)No Default or Event of Default has occurred or is continuing.

3.Conditions Precedent to Technical Amendments. The Technical Amendments shall be effective on the Amendment Effective Date; provided, for the avoidance of doubt, that the Technical Amendments shall only be subject to the First Lien Administrative Agent having received counterparts to this Amendment, duly executed by Holdings, the Borrower and the Administrative Agent and shall not be subject to the consent of any other party hereto.

4.Representations.     Each of Holdings and the Borrower represents and warrants that:
(a)each Loan Party has the corporate or other organizational power and authority to execute, deliver and perform its obligations under this Amendment (including the Acknowledgment thereof attached below (the “Acknowledgment”)). Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment.

(b)this Amendment (including the Acknowledgment) has been duly authorized, executed and delivered on behalf of each Loan Party. This Amendment (including the Acknowledgment) constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or law) and the implied covenants of good faith and fair dealing.

(c)the execution, delivery and performance of this Amendment (including the Acknowledgment) by each Loan Party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary (other than Liens created under the First Lien Loan Documents) except (in the case of each of clauses (a), (b)(ii) and (c) of this paragraph) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)the representations and warranties of each Loan Party set forth in the First Lien Loan Documents are and shall be true and correct in all material respects on and as of the Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are and shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to materiality, “Material Adverse Effect” or similar language is and shall be true and correct in all respects on the Amendment Effective Date or on such earlier date, as the case may be; and

(e)at the time of and immediately after giving effect to the Amendment, no Default or Event of Default shall have occurred and be continuing.

5.Amendment, Modification and Waiver. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each of the parties hereto.

6.Entire Agreement. This Amendment, the Credit Agreement and the other First Lien Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

7.Expenses; Indemnity; Damage Waiver. Sections 9.03(a), (b), (d), (e), (f) and (g) of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such Sections were set forth in full herein.

8.Governing Law; Jurisdiction; Waiver of Objection to Venue and Forum Non- Conveniens; Consent to Service of Process.

(a)This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any First Lien Loan Document shall affect any right that the Administrative Agent or Lender may otherwise have to bring any action or proceeding relating to this Amendment against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in Section 8(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in any First Lien Loan Document will affect the right of any party to this Amendment to serve process in any other manner permitted by law.

9.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

11.Counterparts.

(a)This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)Delivery of an executed counterpart of a signature page of this Amendment, that is an Electronic Signature (as defined below) transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf.

or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Amendment, any other First Lien Loan Document and/or any other document signed in connection with this Amendment and the transactions contemplated thereby, shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Amendment, any other First Lien Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Amendment, such other First Lien Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto. “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

12.First Lien Loan Document. This Amendment constitutes a “First Lien Loan Document”, as defined in the Credit Agreement, for all purposes of the Credit Agreement and the other First Lien Loan Documents.

13.Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment (including the Acknowledgment) are not intended to and do not serve to effect a novation as to the Credit Agreement. The parties hereto expressly do not intend to extinguish the Credit Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Credit Agreement which is secured by the Collateral and the Liens and guarantees thereunder. The Credit Agreement (as amended hereby) and each of the First Lien Loan Documents remain in full force and effect.

14.Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

15.Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Credit Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first written above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By: /s/ Joon Hur
Name: Joon Hur
Title: Executive Director

[Sotera –Amendment]

SOTERA HEALTH HOLDINGS, LLC, as Borrower
By: /s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer and Treasurer

SOTERA HEALTH COMPANY, as Holdings
By: /s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer and Treasurer

[Sotera –Amendment]

ACKNOWLEDGMENT

Each of the undersigned Loan Parties hereby acknowledges its receipt of a copy of this Amendment and its review of the terms and conditions hereof and consents to the terms and conditions of this Amendment. Each Loan Party hereby (a) affirms and confirms its guarantees, pledges, grants and other undertakings under the Credit Agreement and the other First Lien Loan Documents to which it is a party, and (b) agrees that (i) each First Lien Loan Document to which it is a party shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties.

SOTERA HEALTH LLC STERIGENICS U.S., LLC NELSON LABORATORIES, LLC SOTERA HEALTH SERVICES, LLC NELSON LABORATORIES FAIRFIELD, INC.
By: /s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer and Treasurer

[Sotera –Amendment Acknowledgment]

STERIGENICS RADIATION TECHNOLOGIES HOLDINGS, LLC STERIGENICS RADIATION TECHNOLOGIES, LLC STERIGENICS RADIATION TECHNOLOGIES IN, INC.
By: /s/ Matthew D. Shimkus
Name: Matthew D. Shimkus
Title: Vice President, Treasurer and Secretary

[Sotera –Amendment]

NELSON LABORATORIES HOLDINGS, LLC NELSON LABORATORIES FAIRFIELD HOLDINGS, LLC BIOSCIENCE LABORATORIES, LLC
By: /s/ Bruce T. Krarup
Name: Bruce T. Krarup
Title: Vice President, Treasurer and Secretary

[Sotera –Amendment]

EXHIBIT A

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as
applicable.

“Additional/Replacement Revolving Commitment” has the meaning assigned to such term in
Section 2.20(a).

“Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) or any Person that would be an Affiliated Lender that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness in the form of Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the First Lien Administrative Agent (and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment Increase or any Additional/Replacement Revolving Commitment, each Issuing Bank and the Swingline Lender), in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) or any Person that would be an Affiliated Lender that agrees to provide any portion of any (a) First Lien Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness in the form of Other First Lien Term Loans or Other First Lien Term Commitments pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of the First Lien Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Adjusted BA Rate” means, with respect to any Eurodollar Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (i) the BA Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; provided that, with respect to the Term Loans only, the Adjusted BA Rate for any Interest Period shall not be less than 1.00% per annum.

“ Adjusted Daily Simple SONIA” means, with respect to any SONIA Borrowing, an interest rate per annum equal to (a) Daily Simple SONIA, plus (b) 0.0326% ; provided that if the Adjusted Daily Simple SONIA Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted EURIBOR” means, with respect to any Eurodollar Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) EURIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing denominated in any Agreed Currency (other than Canadian Dollars or Euros) for any Interest Period, an interest rate per annum equal to
(a)the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to the Term Loans only, the Adjusted LIBO Rate for any Interest Period shall not be less than 0.50% per annum.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the First Lien Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the First Lien Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Applicable Account” means, with respect to any payment to be made to the First Lien Administrative Agent hereunder, the account specified by the First Lien Administrative Agent from time to time for the purpose of receiving payments of such type.
“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2). “Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank or the
Swingline Lender at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time, (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time and (c) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, with respect to Letters of Credit, LC Disbursements, LC Exposure, Swingline Exposure and Swingline Loans, “Applicable Percentage” shall mean the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided further that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any SONIA Loan, Adjusted Daily Simple SONIA plus 2.75% per annum and (b) with respect to any Loan other than a SONIA Loan, (i) ABR plus 1.75% per annum, in the case of an ABR Loan, ~~or~~ (ii) the Adjusted LIBO Rate plus 2.75% per annum, in the case of a Eurodollar Loan denominated in Dollars, (iii) the Adjusted EURIBOR Rate plus 2.75% per annum in the case of a Eurodollar Loan denominated in Euros and (iv) the Adjusted BA Rate plus 2.75% in the case of a Eurodollar Loan denominated in Canadian Dollars.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted
Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted
Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form reasonably approved by the First Lien Administrative Agent.

“Auction Agent” means (a) the First Lien Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the First Lien Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii)(A);

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or
(b)a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurodollar Revolving Borrowing or SONIA Revolving Borrowing, $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Revolving Borrowing or SONIA Revolving Borrowing, $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with
Section 2.03.

“Business Day” means (i) subject to clauses (ii) ~~and~~, (iii) and (iv) below, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to Loans denominated in Euros ~~or Sterling~~, any day that is a Business Day described in clause (i) and that is also (a) a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by Requirements of Law or other government action to remain closed in London, England and (b) in relation to any payment in Euros, a TARGET Day ~~and~~, (iii) with respect to all notices and determinations in connection with, and payments of pr incipal and interest on or with respect to, SONIA Loans, any day that is only a SONIA Business Day, and (iv) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Loans denominated in any other Alternative Currency, any day that is a Business Day described in clauses (i) and (ii) and that is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by Requirements of Law or other government action to remain closed in the country of issuance of the applicable currency.

“Canadian Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the rate which the principal office of the First Lien Administrative Agent in Toronto, Ontario then quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for loans in Canadian Dollars made in Canada to commercial borrowers and (b) the one-month Adjusted BA Rate, plus 1.00% per annum, adjusted automatically with each quoted, published or displayed change in such rate, all without necessity of any notice to the Borrower or any other Person.

“Canadian Dollars” means the lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan of default (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required by the First Lien Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness, (ii) with respect to any “springing” financial maintenance covenant or other covenant only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and/or (iii) only applicable after the Latest Maturity Date at the time of such refinancing); provided, however, that the conditions in clauses (b) and (e) above shall not apply to any ABL Facility. For the avoidance of doubt, it is understood and agreed that (x) notwithstanding anything in this Agreement to the contrary, in the case of any Indebtedness incurred to modify, refinance, refunding, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes “Credit Agreement Refinancing Indebtedness” and (y) such Credit Agreement Refinancing Indebtedness. Notwithstanding anything to the contrary, no Credit Agreement Refinancing Indebtedness shall be subject to any “most favored nation” pricing adjustments set forth in this Agreement.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a). “Cure Right” has the meaning assigned to such term in Section 7.02(a).
“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations, at the option of the Borrower, either (i) an intercreditor agreement substantially in the form of the First Lien Pari Passu Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the First Lien Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the First Lien Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, at the option of the Borrower, either (i) an intercreditor agreement substantially in the form of the First/Second Lien Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the First Lien Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the First Lien Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations. With regard to any changes in light of prevailing market conditions as set forth above in clauses (a)(i) or (b)(i) or with regard to clauses (a)(ii) or (b)(ii), such changes or agreement, as applicable, shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the First Lien Administrative Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the First Lien Administrative Agent’s execution thereof.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the First Lien Administrative Agent decides that any such convention is not administratively feasible for the First Lien Administrative Agent, then the First Lien Administrative Agent may establish another convention in its reasonable discretion.

“ Daily Simple SONIA” means, for any day (a “ SONIA Interest Day”), an interest rate per annum equal to SONIA for the day that is five SONIA Business Days pr ior to (a) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day or (b) if such SONIA Interest Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the First Lien Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the First Lien Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the First Lien Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the First Lien Administrative Agent shall comply with any such reasonable request)) or any Issuing Bank, to confirm in a manner satisfactory to the First Lien Administrative Agent, such Issuing Bank and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the First Lien Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; or (v) become the subject of a Bail-in Action provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, where such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the First Lien Loan Document Obligations with respect to the Letters of Credit issued by such Issuing Bank other than First Lien Loan Document Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the First Lien Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Euro” means the lawful single currency of the European Union.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (i) the Adjusted LIBO Rate (in the case of Loans denominated in Dollars or any Alternative Currency other than Canadian Dollars ~~and~~, Euros and Sterling), (ii) the Adjusted BA Rate (in the case of Revolving Loans denominated in Canadian Dollars) or (iii) Adjusted EURIBOR (in the case of Revolving Loans denominated in Euros).

“Event of Default” has the meaning assigned to such term in Section 7.01. “Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)the sum, without duplication, of:

(i)Consolidated Net Income for such period,

(ii)an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)decreases in Consolidated Working Capital and long-term account receivables for such period (other than decreases relating to Dispositions permitted pursuant to Section 6.05(h) or Section 6.05(o)), and

(iv)an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, less:

(b)the sum, without duplication, of:

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (j) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date),

(ii)the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases and (2) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans or other Senior Secured First Lien Indebtedness and all prepayments of revolving loans and swingline loans (including Revolving Loans (except to the extent the prepayment thereof reduces the Borrower’s prepayment obligation pursuant to clause (i) of the proviso to the first sentence of Section 2.11(d)) and Swingline Loans)) made

“First Lien Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit E-1 among the First Lien Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis, with such modifications thereto as the First Lien Administrative Agent and the Borrower may reasonably agree.

“First/Second Lien Intercreditor Agreement” means the First/Second Lien Intercreditor Agreement substantially in the form of Exhibit E-2 among the First Lien Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral. On the Effective Date, the First Lien Administrative Agent entered into a First/Second Lien Intercreditor Agreement with the Second Lien Trustee and the other parties party thereto.

“Fixed Amounts” has the meaning assigned to such term in 1.07.(b).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate ~~or~~, EURIBOR or Adjusted Daily Simple SONIA, as applicable.

“Foreign Lender” means a Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code).

“Form Intercreditor Agreements” means (a) an intercreditor agreement substantially in the form of the First Lien Pari Passu Intercreditor Agreement, (b) an intercreditor agreement substantially in the form of the First/Second Lien Intercreditor Agreement and/or (c) an Intercreditor agreement substantially in the form of the ABL Intercreditor Agreement, as applicable.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the First Lien Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the First Lien Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December ~~and~~, (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period. and (c) with respect to any SONIA Loan, each date that is on the numer ically corresponding day in each calendar month that is one month after the Borrowing of such SONIA Loan (or, if there is no such numer ically corresponding day in such month, then the last day of such month).

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if consented to by each Lender participating therein, twelve months or such shorter period as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date and (ii) in the case of Revolving Loans, the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” means any Subsidiary of Holdings of which the Borrower is a subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such
Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries
(i)intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary and (b) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower).

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“RBC Letter of Credit Sublimit” means an amount equal to $50,000,000. Letters of Credit issued pursuant to the RBC Letter of Credit Sublimit will be issued by Royal Bank of Canada in its capacity as an “Issuing Bank”.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, ~~and~~ (2) if such Benchmark is SONIA, 11:00 a.m. (London time) on the day that is four Business Days pr ior to such setting and (3) if such Benchmark is not the LIBO Rate or SONIA, the time determined by the First Lien Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means (a) the refinancing of all indebtedness of the Borrower under the Credit Agreement dated as of May 15, 2015, as amended as of August 18, 2015, April 4, 2017, June 30, 2017, October 31,
2017, November 24, 2017, April 2, 2019, April 12, 2019 and as of August 5, 2019 and as may be further amended, restated, or otherwise modified on or prior to the date hereof, among Holdings, Borrower, the lenders party thereto, Jefferies Finance LLC, as administrative agent, (b) the receipt by the First Lien Administrative Agent of reasonably satisfactory evidence of the discharge (or the making of arrangements for discharge) of all commitments and Liens thereunder (other than Liens permitted by Section 6.02) and (c) redemption of the Existing Notes; it being agreed that the delivery of customary duly executed payoff and release letters to the First Lien Administrative Agent shall be satisfactory evidence.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the First Lien Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the First Lien Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Refinancing Amendment No. 1” means the Refinancing Amendment to First Lien Credit Agreement dated as of January ~~[●]~~20, 2021.

“Refinancing Amendment No. 1 Effective Date” means January ~~[●]~~20, 2021, the date of effectiveness of Refinancing Amendment No. 1.

“Refinancing Amendment No. 1 Term Loans” means the “Refinancing Loans” as defined in Refinancing Amendment No. 1.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” means an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, controlling persons, trustees, administrators, managers, advisors and representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Eurodollar Borrowing denominated in an Agreed Currency (other than Canadian Dollars or Euros), the LIBO Rate ~~or~~, (ii) with respect to any Eurodollar Borrowing denominated in Euros, EURIBOR, or (iii) with respect to any SONIA Borrowing, Adjusted Daily Simple SONIA, as applicable.

“Relevant Screen Rate” means (i) with respect to any Eurodollar Borrowing denominated in an Agreed Currency (other than Canadian Dollars or Euros), the LIBO Screen Rate or (ii) with respect to any Eurodollar Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Repricing Transaction” means (a) the incurrence by the Borrower or any Loan Guarantor of any Indebtedness in the form of term loans equal in right of payment to the First Lien Loan Document Obligations and secured by the Collateral on a pari passu basis with the Secured Obligations that are broadly syndicated to banks and other institutional investors (i) for the primary purpose (as reasonably determined by the Borrower) of reducing the Effective Yield for the respective Type of such Indebtedness to less than the Effective Yield for the Refinancing Amendment No. 1 Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with (A) a Change of Control, (B) an IPO or (C) any material acquisition, merger or consolidation, material Investment or material Disposition and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Refinancing Amendment No. 1 Term

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”
“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3). “Solicited Discounted Prepayment Amount” has the meaning assigned to such term in
Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit K.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit L, submitted following the First Lien Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“ SONIA” means, with respect to any Business Day, a rate per annum equal to the Ster ling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“ SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“ SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Ster ling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“ SONIA Borrowing” means, for any as to any Borrowing, the SONIA Loans compr ising such Borrowing.

“ SONIA Business Day” means, for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“ SONIA Interest Day” has the meaning specified in the definition of “ Daily Simple SONIA”.

“ SONIA Loan” means any Loan denominated in Ster ling, which shall bear interest at a rate based on the Adjusted Daily Simple SONIA.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.
“Trademark” has the meaning assigned to such term in the First Lien Collateral Agreement. “Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the
Borrower or any other Subsidiary in connection with the Transactions.

“Transactions” means (a) the First Lien Financing Transactions and the Second Lien Financing Transactions, (b) the Refinancing and (c) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, Adjusted BA Rate, Adjusted EURIBOR, Alternate Base Rate ~~or~~, Canadian Base Rate or Adjusted Daily Simple SONIA.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the First Lien Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means, with respect to any commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit). On an exception basis and if specifically requested by the Borrower, a standby Letter of Credit may be issued subject to UCP.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section
2.17(f)(ii)(C).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.

to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” (or “EURIBOR”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate (or “EURIBOR”, as applicable) or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate, as applicable) prior to its discontinuance or unavailability.

ARTICLE II

THE CREDITS

SECTION 2.01    Commitments.

Subject to the terms and conditions set forth herein, (a) each Term Lender agrees to make Term Loans to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding such Term Lender’s Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans of the applicable Class to the Borrower denominated in Dollars or an Alternative Currency, from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Revolving Lender’s Revolving Exposure of such Class exceeding such Revolving Lender’s Revolving Commitment of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02    Loans and Borrowings.

(a)Each (i) Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class and (ii) Revolving Loan shall be made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans ~~or~~, Eurodollar Loans or SONIA Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Revolving Loans denominated in (i) Dollars or Canadian Dollars may be ABR Loans or Eurodollar Loans ~~and~~, (ii) any Alternative Currency (other than Canadian Dollars or Sterling) shall be Eurodollar Loans and (iii) Sterling shall be SONIA Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) twelve Eurodollar Borrowings outstanding and (ii) four SONIA Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing of the applicable Class or a Swingline Loan may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03    Requests for Borrowings.

To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the First Lien Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time (or London, England time in the case of any Eurodollar Revolving Borrowing in an Alternative Currency (other than Canadian Dollars)), three (3) Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Effective Date, one (1) Business Day) ~~or~~,
(b)in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing or (c) in the case of a SONIA Borrowing, not later than 2:00 p.m. London, England time, five (5) Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the First Lien Administrative Agent of a written Borrowing Request signed by the Borrower substantially in the form of Exhibit Q. Each such telephonic and written Borrowing Request shall specify the following information:

(i)whether the requested Borrowing is to be a Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii)the aggregate amount of such Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing ~~or~~, a Eurodollar Borrowing or a SONIA Borrowing;

(v)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)the location and number of the Borrower’s account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement;

(vii)that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied; and

(viii)in the case of a Revolving Borrowing, the currency in which such Borrowing is to be denominated and, if such Borrowing is to be denominated in Canadian Dollars, whether such Borrowing is of both Classes of Revolving Loans or only the Revolving Loans.

If no election as to the Type of Borrowing is specified as to any requested Borrowing in Dollars or Canadian Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have requested that the Borrowing be denominated in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the First Lien Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Revolving Borrowings, the Borrower shall select Revolving Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Revolving Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Revolving Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other First Lien Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by notice to the First Lien Administrative Agent by telephone (confirmed by facsimile) at least two (2) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined (and not used pursuant to the immediately following sentence) shall, subject to any requirement to repay Second Lien Notes under the Second Lien Debt Documents, be retained by the Borrower (such amounts, “Retained Declined Proceeds”). An amount equal to any portion of a mandatory prepayment of Term Borrowings that is declined by the Lenders under this Section 2.11(e) may, to the extent not prohibited hereunder or under the documentation governing the Permitted Second Priority Refinancing Debt or First Lien Pari Passu Intercreditor Agreement (if applicable), be applied by the Borrower to prepay the Second Lien Facilities (and Permitted Refinancings thereof) pursuant to the Second Lien Debt Documents to the extent then outstanding and/or (at the Borrower’s election) Permitted Second Priority Refinancing Debt. Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the First Lien Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16 and shall be applied in direct order of maturity; provided that, in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11(c) or (d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans.

(f)    The Borrower shall notify the First Lien Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any optional prepayment pursuant to Section 2.11(a)(i) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time (or London, England time in the case of Loans denominated in an Alternative Currency (other than Canadian Dollars)), three (3) Business Days before the date of prepayment (or, in the sole discretion of the First Lien Administrative Agent, one (1) Business Day) ~~or~~, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a SONIA Borrowing, not later than 11:00 a.m., London, England time, five (5) Business Days before the date of prepayment (or, in the sole discretion of the First Lien Administrative Agent, one (1) Business Day). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the First Lien Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the First Lien Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i), shall be without premium or penalty. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan or consultation with the applicable Issuing Bank), which shall accrue at the rate to be agreed by each Issuing Bank, not to be greater than 0.125% per annum on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following the last day of March, June, September and December, respectively, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrower agrees to pay to the First Lien Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the First Lien Administrative Agent.

(d)Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

SECTION 2.13    Interest.

(a)The Loans comprising each ABR Borrowing (including each Swingline Loan) denominated in Dollars or Canadian Dollars shall bear interest at the ~~Alternate Base Rate or Canadian Base Rate, respectively, plus the~~rate set forth in clause (b)(i) of the definition of “ Applicable Rate.

(b)The Loans comprising each Eurodollar Borrowing denominated in (i) Dollars ~~or Sterling~~ shall bear interest at the ~~Adjusted LIBO Rate, (ii)~~rate set forth in clause (b)(ii) of the definition of Applicable Rate, (ii) Euros shall bear interest at the rate set forth in clause (b)(iii) of the definition of “ Applicable Rate” or (iii) Canadian Dollars shall bear interest at the ~~Adjusted BA Rate or (iii) Euros~~rate set forth in clause (b)(iv) of the definition of “ Applicable Rate”. The Loans compr ising each SONIA Borrowing shall bear interest at ~~Adjusted EURIBOR, in each case for the Interest Period in effect for such Borrowing plus the~~the rate set forth in clause (a) of the definition of “ Applicable Rate”.

(c)Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01 any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that
(i)interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, the Canadian Base Rate ~~or~~, the BA Rate or Daily Simple SONIA shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate, Adjusted LIBO Rate, Adjusted BA Rate ~~or~~. Adjusted EURIBOR or Adjusted Daily Simple SONIA shall be determined by the First Lien Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14    Alternate Rate of Interest.

(a)Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the First Lien Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR, as applicable, for such Interest Period; or

(ii)the First Lien Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”);

then the First Lien Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the First Lien Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) in the event any Loans denominated in Dollars or Canadian Dollars are so affected, (x) any Interest Election Request that requests the conversion of any Borrowing in Dollars or Canadian Dollars to, or continuation of any Borrowing in Dollars or Canadian Dollars as, a Eurodollar Borrowing in Dollars or Canadian Dollars shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing in Dollars or Canadian Dollars, then such Borrowing shall be made as an ABR Borrowing, and (ii) in the event any Loans denominated in an Alternative Currency (other than Canadian Dollars) are so affected, the relevant interest rate shall be determined in accordance with clause (ii) of the definition of “LIBO Rate” or “EURIBOR”, as applicable; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(b)Notwithstanding anything to the contrary herein or in any other First Lien Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any First Lien Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other First Lien Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any First Lien Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other First Lien Loan Document so long as the First Lien Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section 2.15 if (i) it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements and (ii) such increased cost or reduction is due to market disruption, unless such circumstances generally affect the banking market and when the Required Lenders have made such a request.

SECTION 2.16    Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto or of any SONIA Loan other than on an Interest Payment Date therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or of any SONIA Loan other than on an Interest Payment Date therefor, in each case as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16 with respect to any Eurodollar Loan, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR, as applicable, for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market or Canadian money market, as applicable, for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.16 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements. Each Lender hereby waives the right to receive compensation under this Section 2.16 for any loss, cost or expense incurred as a result of a Repricing Transaction.

SECTION 2.17    Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any First Lien Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent (including, for the avoidance of doubt, the First Lien Administrative Agent or any Loan Party) shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such